EXHIBIT (c)(8)

CASH ACCOUNT TRUST
Government & Agency Securities Portfolio

Amended and Restated
Establishment and Designation of
Classes of Shares of Beneficial Interest
(The “Instrument”)

The undersigned, being a majority of the duly elected and qualified Trustees of Cash Account Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Article III, Section 1 of the Amended and Restated Agreement and Declaration of Trust dated March 17, 1990, as amended (the “Declaration of Trust”), having previously divided the authorized shares of beneficial interest (the “Shares”) of the series of the Trust heretofore designated as the Government & Agency Securities Portfolio (the “Series”) into the classes designated below in paragraph 1. The Trustees hereby amend the division of the authorized and unissued Shares of the Series into the four classes designated below in paragraphs 1 and 2 (each a “Class” and collectively the “Classes”), each Class to have the special and relative rights specified in this Instrument subject always to the Declaration of Trust and to the Investment Company Act of 1940, as amended (the “1940 Act”) and the rules and regulations thereunder:

     1. The Classes of Shares have been previously designated as follows:

Premier Money Market Shares- Government Portfolio
Service Shares

     2. The additional Classes of the Series are hereby established and designated as follows:

Davidson Cash Equivalent Shares - Government & Agency
Davidson Cash Equivalent Plus Shares – Government & Agency

     3. Each Share shall be redeemable, and, except as provided below, shall represent a pro rata beneficial interest in the assets attributable to such Class of Shares of the Series, and shall be entitled to receive its pro rata share of net assets attributable to such Class of Shares of the Series upon liquidation of the Series, all as provided in or not inconsistent with the Declaration of Trust. Each Share shall have the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions as set forth in the Declaration of Trust.

     4. Upon the effective date of this Instrument:

     (a) Each Share of each Class of the Series shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters which such Shares (or Class of Shares) shall be entitled to vote. Shareholders of the Trust shall vote together on any matter, except to the extent otherwise required by the 1940 Act, or when the Trustees have determined that the matter affects only the interest of Shareholders of one or more

Classes or Series, in which case only the Shareholders of such Class or Classes or Series shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to any Class or Series if acted upon as provided in Rule 18f-3 under the 1940 Act or any successor rule and in the Declaration of Trust.

     (b) Liabilities, expenses, costs, charges or reserves that should be properly allocated to the Shares of a particular Class of a Series may, pursuant to a Plan adopted by the Trustees under Rule 18f-3 under the 1940 Act, or such similar rule under or provision or interpretation of the 1940 Act, be charged to and borne solely by such Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.

     5. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets, liabilities and expenses or to change the designation of any Class now or hereafter created, or to otherwise change the special and relative rights of any such Class, provided that such change shall not adversely affect the rights of Shareholders of such Class.

Executed this 21st day of July, 2004.

/s/ John W. Ballantine	/s/ Robert B. Hoffman

John W. Ballantine, Trustee	Robert B. Hoffman, Trustee

/s/ Lewis A. Burnham	/s/ Shirley D. Peterson

Lewis A. Burnham, Trustee	Shirley D. Peterson, Trustee

/s/ Donald L. Dunnaway	/s/ Fred B. Renwick

Donald L. Dunaway, Trustee	Fred B. Renwick, Trustee

/s/ James R. Edgar	/s/ William N. Shiebler

James R. Edgar, Trustee	William N. Shiebler, Trustee

/s/ Paul K. Freeman	/s/ John G. Weithers

Paul K. Freeman, Trustee	John G. Weithers, Trustee

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